Exhibit 10.2

Dated 28 November 2016

LORD OCEAN NAVIGATION CO.
KNIGHT OCEAN NAVIGATION CO.
as joint and several Borrowers

and

THE ENTITIES
Listed in Schedule 1
as Lenders

and

NORTHERN SHIPPING FUND III LP
as Agent
and as Security Trustee

Loan Agreement

relating to
a senior secured loan facility of up to US$32,000,000
to finance part of the acquisition cost of

m.vs. “LORDSHIP” and “KNIGHTSHIP”

Index

Clause	Page

1 Interpretation	1
2 Facility	15
3 Position of the Lenders	16
4 Drawdown	16
5 Interest	18
6 Intentionally omitted	18
7 Default Interest	18
8 Repayment and Prepayment	19
9 Conditions Precedent	21
10 Representations and Warranties	22
11 General Undertakings	25
12 Corporate Undertakings	29
14 Ship Covenants	35
15 Security Cover	39
16 Payments and Calculations	40
17 Application of Receipts	42
18 Application of Earnings, Cashflow Support Deposit and Drydocking Reserve Account	43
19 Events of Default	45
20 Fees, other interest and Expenses	50
21 Indeminities	52
22 No Set-off or Tax Deduction	54
23 Illegality, etc	56
24 intentionally left blank	56
25 Set-off	56
26 Transfers and Changes in Lending Offices	57
27 Variations and Waivers	60
28 Notices	61
29 Joint and Several Liability	63
30 Supplemental	64
31 Law and Jurisdiction	64
32 PATRIOT Act Notice	65

Schedules

Appendices

Execution Pages

THIS AGREEMENT is made on 28 November 2016

Between

(a)	LORD OCEAN NAVIGATION CO. and knight ocean navigation CO., each a corporation incorporated and existing under the laws of the Republic of Liberia having its registered office at 80 Broad street, Monrovia, Liberia, as joint and several Borrowers;

(b)	THE ENTITIES listed in Schedule 1, as Lenders;

(c)	NORTHERN SHIPPING FUND III LP, a limited partnership formed in Delaware, United States of America, acting through its office at One Stamford Landing, Suite 212, 62 Southfield Avenue, Stamford, CT 06902, U.S.A. as Agent; and

(d)	NORTHERN SHIPPING FUND III LP, a limited partnership formed in Delaware, United States of America, acting through its office at One Stamford Landing, Suite 212, 62 Southfield Avenue, Stamford, CT 06902, U.S.A. as Security Trustee.

BACKGROUND

The Lenders have agreed to make available to the Borrowers a senior secured term loan facility in an aggregate amount up to $32,000,000 to be made available to the Borrowers in two Advances as follows:-

(A)	Advance A in an aggregate amount of up to the lesser of (i) $16,000,000 and (ii) an amount equal to 77 per cent. of the Initial Market Value of Ship A, for the purpose of assisting Borrower A in financing, or as the case may be, re- financing part of the Contract Price of Ship A to be drawn down in two tranches as follows:

(i)	Advance A Tranche A in an amount of $7,500,000 to be drawdown on the first Drawdown Date; and

(ii)	Advance A Tranche B in an amount which, when aggregated with the amount of Advance A Tranche A (being $7,500,000), is equal to the lesser of (i) $16,000,000 and (ii) an amount equal to 77 per cent. of the Initial Market Value of Ship A to be drawn down together with Advance B on the second Drawdown Date; and

(B)	Advance B in an amount of up to the lesser of (i) $16,000,000 and (ii) an amount equal to 77 per cent. of the Initial Market Value of Ship B, for the purpose of assisting Borrower B in financing part of the Contract Price of Ship B.

IT IS AGREED as follows:

1	Interpretation

1.1	Definitions

Subject to Clause 1.5, in this Agreement:

“Account” means each of the Earnings Account or the Drydocking Reserve Accounts or, if in the name of the Borrowers, the Deposit Account or any other account agreed between the Borrowers and the Lender, and in the plural, means any or all of them;

“Account Bank” means any bank agreed between the Borrowers and the Agent which will hold the Accounts or any of them;

“Account Pledge” means, in relation to each Account, a deed creating security in respect of that Account in the Agreed Form and, in the plural, means any or all of them;

“Advance” means Advance A and Advance B and, in the plural, means both of them;

“Advance A” means an amount equal to the lesser of (i) $16,000,000 and (ii) 77 per cent. of the Initial Market Value of the Ship A or, as the context may require, the principal amount outstanding of Advance A at any relevant time;

“Advance A Tranche A” means an amount of $7,500,000;

“Advance A Tranche B” means an amount which, when aggregated with the amount of Advance A Tranche A (being $7,500,000) is equal to the lesser of (i) $16,000,000 and (ii) 77 per cent. of the Initial Market Value of the Ship A;

“Advance B” means an amount equal to the lesser of (i)$16,000,000 and (ii) 77 per cent. of the Initial Market Value of the Ship B or, as the context may require, the principal amount outstanding of Advance B at any relevant time;

“Agency and Trust Agreement” means the agency and trust agreement dated the same date as this Agreement and made between the same parties;

“Agent” means Northern Shipping Fund III LP, a limited partnership formed in Delaware, United States of America, acting through its office at One Stamford Landing, Suite 212, 62 Southfield Avenue, Stamford, CT 06902, U.S.A., or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of the Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;

“Approved Flag” means, in relation to a Ship, the flag of the Republic of Liberia or such other flag as the Agent may approve as the flag on which that Ship is or, as the case may be, shall be registered;

“Approved Flag State” means, in relation to a Ship, the Republic of Liberia or any other country in which the Agent may approve that Ship is or, as the case may be, shall be registered;

“Approved Manager” means, in respect of a Ship, V. Ships as the technical manager of that Ship and Fidelity Marine as the commercial manager of that Ship, or any other company nominated by the Borrowers which the Agent may approve from time to time (such approval not to be unreasonably withheld) as the commercial and/or technical manager of that Ship and, in the plural, means both of them;

“Approved Manager’s Undertaking” means, in relation to a Ship, a letter of undertaking including (inter alia) an assignment of an Approved Manager’s rights, title and interests in the Insurances executed or, as the context may require, to be executed by that Approved Manager in favour of the Security Trustee in the Agreed Form agreeing certain matters in relation to that Approved Manager, serving as manager of that Ship and subordinating its rights against that Ship and the Borrower which is the owner thereof to the rights of the Creditor Parties under the Finance Documents and, in the plural, means all of them;

“Availability Period” means, in respect of each Advance, the period commencing on the date of this Agreement and ending on the earlier of:

(a)	30 December 2016 (or such later date as the Agent may, with the authorisation of the Lenders, agree with the Borrowers); and

(b)	the date on which the Total Commitments are fully borrowed, cancelled or terminated;

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“Borrower” means each of Borrower A and Borrower B and, in the plural, means both of them;

“Borrower A” means Lord Ocean Navigation Co., a corporation incorporated and existing under the laws of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Borrower B” means Knight Ocean Navigation Co., a corporation incorporated and existing under the laws of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in London, Athens, and New York City;

“Cashflow Support Deposit” has the meaning given to that term in Clause 18.2;

“Change of Ownership” means any change at any time during the Security Period in the legal or beneficial ownership of the ultimate beneficial owner which would result in (i) the Disclosed Person ceasing to be the ultimate beneficial owner of at least 30 per cent. of the issued shares in Seanergy and/or the voting rights attached to such shares or (ii) any other person (or persons acting in concert) being the ultimate beneficial owner (either directly or indirectly) of more than 50 per cent. of ownership of the issued shares in Seanergy and/or the voting rights attached to such shares from that held by the Disclosed Person;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Contract Price” means in relation to each Ship, $20,750,000, being in each case the acquisition cost of that Ship payable pursuant to the relevant MOA;

“Contractual Currency” has the meaning given in Clause 21.6;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Creditor Party” means the Agent, the Security Trustee, or any Lender whether as at the date of this Agreement or at any later time and, in the plural, means all of them;

“Delivery Date” means, in relation to a Ship, the date on which title to and possession of that Ship is transferred from the relevant Seller to the relevant Borrower pursuant to the MOA in respect of the Ship;

“Deposit Account” means, subject to Clause 18.2:

(i) an interest bearing account in the name of the Agent for the benefit of the Borrowers with DNB BANK ASA, (N.Y.) SWIFT ADDRESS: DNBAUS33 having an account number 11772001 designated “Northern Shipping Fund III LP – Deposit Account”; or

(ii) any other interest bearing account in the joint name of the Borrowers with the Account Bank blocked and pledged in favour of the Lenders and/ or the Security Trustee, as the case may be, and which is designated by the Agent as the Deposit Account for the purposes of this Agreement;

“Disclosed Person” means the person disclosed to the Agent at the date of this Agreement being the ultimate beneficial owner of at least 30 per cent. of the issued shares in Seanergy and the voting rights attached to such shares.

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“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in respect of each Advance, the date requested by the Borrowers for that Advance to be borrowed, or (as the context requires) the date on which that Advance is actually borrowed;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Drydocking Reserve Account” means in relation to a Ship, an account in the name of the Borrower owning that Ship with the Account Bank designated “Knight Ocean Navigation Co. – Drydocking Reserve Account” and “Lord Ocean Navigation Co. – Drydocking Reserve Account” respectively or any other account which replaces this account and is designated by the Agent as the Drydocking Reserve Account in respect of that Ship for the purposes of this Agreement in accordance with the Agent’s instructions and, in the plural, means both of them;

“E.A.D.M.” means E.A.D.M. Schiffarhrt GmbH & Co. KG, having its registered office at Herdentorswallstasse 93, 28195 Bremen, Germany;

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to that Borrower or the Security Trustee in the event of requisition of the Ship owned by it for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means, in relation to a Ship, an account in the name of the Borrower owning that Ship with the Account Bank designated “Knight Ocean Navigation Co. – Earnings Account” and “Lord Ocean Navigation Co.- Earnings Account” respectively or any other account which replaces this account and is designated by the Agent as the Earnings Account in respect of that Ship for the purposes of this Agreement in accordance with the Agent’s instructions and, in the plural, means both of them;

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“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to a Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship and/or the Borrower which is the owner thereof and/or any operator or manager of that Ship is at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Borrower which is the owner thereof and/or any operator or manager of that Ship is at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“E.S.V.M.” means E.S.V.M. Schiffarhrt GmbH & Co. KG, having its registered office at Herdentorswallstasse 93, 28195 Bremen, Germany;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“FATCA” means Sections 1471 through 1474 of the United States Internal Revenue Code and any regulations thereunder issued by the United States Treasury;

“FATCA Deduction” means a deduction or withholding from a payment under any Finance Document required by or under FATCA;

“FATCA Exempt Party” means a FATCA Relevant Party who is entitled under FATCA to receive payments free from any FATCA Deduction;

“FATCA Non-Exempt Party” means a FATCA Relevant Party who is not a FATCA Exempt Party;

“FATCA Relevant Party” means each Borrower, each Creditor Party and each Security Party;

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“Fidelity Marine” means Fidelity Marine Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands;

“Finance Documents” means together:

(a)	this Agreement;

(b)	the Agency and Trust Agreement;

(c)	the Intercreditor Deed;

(d)	the Subordination Undertaking:

(e)	the General Assignments;

(f)	the Mortgages;

(g)	the Account Pledges;

(h)	the Shares Pledges;

(i)	the Approved Manager’s Undertakings; and

(j)	any other document (whether creating a Security Interest or not) which is executed at any time by a Borrower or a Security Party or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition and, in the singular, means any of them;

“Financial Indebtedness” means, in relation to a person (the “debtor”), any actual or contingent liability of the debtor:

(k)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(l)	under any loan stock, bond, note or other security issued by the debtor;

(m)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(n)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(o)	under any foreign exchange transaction, any interest or currency swap, exchange or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(p)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“GAAP” means the generally accepted accounting principles in the United States of America;

“General Assignment” means, in relation to a Ship, a general assignment of (inter alia) the Earnings, the Insurances and any Requisition Compensation relative to that Ship executed or, as the context may require, to be executed by the Borrower which is the owner thereof in favour of the Security Trustee in the Agreed Form and, in the plural, means both of them;

6

“IACS” means the International Association of Classification Societies;

“Initial Market Value” means, in relation to a Ship, the market value of that Ship determined in accordance with the valuation referred to in paragraph 4 of Schedule 3, Part B.

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance and any reinsurance, policies or contracts, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, its Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)	all rights (including, without limitation, any and all rights or claims which the Borrower owning that Ship may have under or in connection with any cut-through clause relative to any reinsurance contract relating to the aforesaid policies or contracts of insurance) and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Intercreditor Deed” means an agreement made or to be made between (i) the Borrowers, (ii) the Security Trustee and (iii) the Junior Lender in the Agreed Form;

“IRS” means the United States Internal Revenue Service or any successor taxing authority;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Junior Agreement” means the agreement dated 4 October 2016 and made between Seanergy as borrower and the Junior Lender as lender as amended by amendment no. 1 thereto dated 17 November 2016 and as further amended and restated by an amending and restating agreement dated the same date as this Agreement in respect of a loan of up to $12,800,000 to finance part of the Contract Price of the Ships and for working capital purposes of the Ships;

“Junior Finance Documents” means, in relation to a Borrower:

(a)	the guarantee executed or to be executed by that Borrower in respect of Seanergy’s obligations under the Junior Agreement;

(b)	the second preferred Marshall Islands mortgage on the Ship owned by the Borrower executed or to be executed by such Borrower in favour of the Junior Lender; and

(c)	the second priority general assignment of the Earnings, Insurances and any Requisition Compensation in respect of the Ship owned by that Borrower executed or to be executed by such Borrower in favour of the Junior Lender;

7

“Junior Lender” means Jelco Delta Holding Corp., a corporation organised under the laws of the Republic of the Marshall Islands having its registered office at Ajeltake Road, Ajeltake Island, Majuro MH96960, the Marshall Islands;

“Lender” means, subject to Clause 26.6, an entity listed in Schedule 1 and acting through its office indicated in Schedule 1 (or through another office notified to the Agent under Clause 26.15) or its transferee, successor or assign;

“Loan” means the principal amount from time to time outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Market Value” means, in relation to each Ship, the market value thereof determined in accordance with Clause 15.3;

“Minimum Liquidity Amount” has the meaning given to that term in Clause 18.3;

“MOA” means, in respect of:

(a)	Ship A, the Memorandum of Agreement dated 26 September 2016, as amended by addendum no. 1 thereto dated 6 October 2016 and addendum no. 2 thereto dated 15 November 2016, entered into between E.S.V.M. as seller and Borrower A as buyer in respect of the sale and purchase of that Ship; and

(b)	Ship B, the Memorandum of Agreement dated 26 September 2016, as amended by addendum no. 1 thereto dated 6 October 2016 and addendum no. 2 thereto dated 16 November 2016, entered into between E.A.D.M. as seller and Borrower B as buyer in respect of the sale and purchase of that Ship, and, in the plural, means both of them;

“Mortgage” means, in relation to each Ship, the first preferred or, as the case may be, priority ship mortgage on that Ship and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenant collateral thereto executed or, as the context may require to be executed by the Borrower which is to be the owner thereof in favour of the Security Trustee in the Agreed Form and, in the plural, means both of them;

“Mortgaged Ship” means a Ship which is subject to a Mortgage at the relevant time and, in the plural, means all of them;

“Notifying Lender” has the meaning given in Clause 21.2, 23.1 or Clause 24.1 as the context requires;

“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199);

“Payment Currency” has the meaning given in Clause 21.6;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	Security Interests created by or pursuant to the Junior Finance Documents;

(c)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

8

(d)	liens for salvage;

(e)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(f)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(e);

(g)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(h)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

9

“Pertinent Matter” means:

(g)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(h)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8 and Schedule 5;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America regardless of whether the same is or is not binding on the Borrower or any Security Party; or

(b)	otherwise imposed by any law or regulation binding on the Borrower or a Security Party or to which the Borrower or a Security Party is subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America),

Provided that, such sanctions, embargoes, freezing provisions, prohibitions or other restrictions shall be applicable only to the extent they are not in conflict with the laws of the United States of America;

“Scheduled Outstanding Amount” means any of the amounts listed in the second column of Schedule 6 as applicable;

“Seanergy” means Seanergy Maritime Holdings Corp., a corporation incorporated in the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

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“Security Cover Ratio” means, at any relevant time, the aggregate of the items referred to in paragraphs (a) – (d) (inclusive) of Clause 15.1 expressed as a percentage of the Loan;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of a plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Shareholder and any other person (except a Creditor Party, the Approved Managers which are not members of Seanergy’s group, the Junior Lender and Seanergy) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement or in any similar capacity, executes a document falling within the final paragraph of the definition of “Finance Documents” and, in the plural, means all of them;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by a Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	no Borrower nor any Security Party has any future or contingent liability under Clauses 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and

(d)	the Agent, the Security Trustee and the Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means Northern Shipping Fund III LP, a limited partnership formed in Delaware, United States of America, acting through its office at One Stamford Landing, Suite 212, 62 Southfield Avenue, Stamford, CT 06902, U.S.A., or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Seller” means:

(a)	in respect of Ship A, E.S.V.M.; and

(b)	in respect of Ship B, E.A.D.M.,

and, in the plural, means both of them;

“Servicing Bank” means the Agent or the Security Trustee;

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“Shareholder” means Emperor Holding Ltd., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, the Republic of the Marshall Islands;

“Shares Pledge” means, in relation to a Borrower, a deed creating security over the share capital of that Borrower in the Agreed Form and, in the plural, means both of them;

“Ship” means each of Ship A and Ship B and, in the plural, means both of them;

“Ship A” means the Capesize bulk carrier vessel “E.R. BAVARIA” of approximately 178,838 metric tons deadweight, built at Hyundai Heavy Industries Co., Ltd. of South Korea and delivered in 2010, with IMO Number 9519066, registered in the name of E.S.V.M. under the Liberian flag and dually registered under the German flag, which is to be purchased by Borrower B and registered under an Approved Flag in accordance with the laws of the Approved Flag State with the name “LORDSHIP”;

“Ship B” means the Capesize Bulk carrier vessel “E.R. BAYERN” of approximately 178,978 metric tons deadweight, built at Hyundai Heavy Industries Co., Ltd. of South Korea and delivered in 2010, with IMO Number 9507893, registered in the name of E.A.D.M. under the Luxembourg flag and dually registered under the German flag, which is to be purchased by Borrower A and registered under its name under an Approved Flag in accordance with the laws of the relevant Approved Flag State with the name “KNIGHTSHIP”;

“SMC” means a safety management certificate issued in respect of the Ship in accordance with Rule 13 of the ISM Code;

“Subordination Undertaking” means an undertaking executed or to be executed by Seanergy in favour of the Agent subordinating any rights it may have against either Owner (whether pursuant to the Junior Agreement or otherwise) to the rights of the Lenders under this Agreement and the other Finance Documents in the Agreed Form;

“Termination Date” means:

(a)	unless earlier terminated or cancelled in whole in accordance with the provisions of this Agreement, the date falling on the third anniversary of the final Drawdown Date;

(b)	in the event that the facility has been extended pursuant to Clause 8.12:

(i)	in the case of the first renewal the date falling on the fourth anniversary of the final Drawdown Date provided that the facility is not terminated or cancelled in whole in accordance with the provisions of this Agreement prior to this date; and

(ii)	in the case of the second renewal the date falling on the fifth anniversary of the final Drawdown Date provided that the facility is not terminated or cancelled in whole in accordance with the provisions of this Agreement prior to this date;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full or part consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 2 months from the date of such occurrence redelivered to the full control of the Borrower owning that Ship;

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(c)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal; and

(d)	any arrest, capture, seizure, confiscation or detention of that Ship (including any hijacking or theft) unless it is within 2 months redelivered to the full control of the Borrower owning that Ship;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning that Ship with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it reasonably appears to the Agent that the event constituting the total loss occurred;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement; and

“V.Ships” means V.Ships Limited, a corporation incorporated and existing under the laws of Cyprus whose registered office is at Zenas Gunther, 16-18, Agia Triada, 3035 Limassol, Cyprus;

1.2	Construction of certain terms

In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent at its discretion;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any corporation, partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

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“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any individual, any partnership, any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy” in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies.

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is customary in the ordinary course of business of the party concerned) of any governmental body, intergovernmental or supranational body, agency (monetary or otherwise), department, central bank, regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

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“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”

A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation

In this Agreement:

(e)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(f)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(g)	words denoting the singular number shall include the plural and vice versa; and

(h)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

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1.6	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	Facility

2.1	Amount of facility

Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers a senior secured term loan facility of up to $32,000,000 in two Advances (Advance A to be drawn down in two tranches).

2.2	Lenders’ participations in Advances

Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advance

The Borrowers undertake with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.

3	Position of the Lenders

3.1	Interests several

The rights of the Lenders under this Agreement are several.

3.2	Individual right of action

Each Lender shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement without joining the Agent, the Security Trustee, any other Lender as additional parties in the proceedings.

3.3	Proceedings requiring Lender consent

Except as provided in Clause 3.2, neither Lender may commence proceedings against the Borrowers or any Security Party in connection with a Finance Document without the prior consent of all the Lenders.

3.4	Obligations several

The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	a Borrower, any Security Party, any other Lender being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

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4	Drawdown

4.1	Request for an Advance

Subject to the following conditions, the Borrowers may request an Advance to be borrowed by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (New York time) 15 Business Days prior to the relevant Drawdown Date (or such shorter period as the Lenders may agree).

4.2	Availability

The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of Advance A Tranche A shall be $7,500,000 and shall be used for the purpose of financing part of the Contract Price of Ship A on the Delivery Date of Ship A;

(c)	the amount of Advance A Tranche B shall be in an amount which, when aggregated with the amount of Advance A (being $7,500,000), equals the lesser of (i) $16,000,000 and (ii) an amount equal to 77 per cent. of the Initial Market Value of Ship A and shall be used for the purpose of refinancing part of the amount already paid by Borrower A for the acquisition of Ship A;

(d)	the amount of Advance B shall be the lesser of (i) $16,000,000 and (ii) an amount equal to 77 per cent. of the Initial Market Value of the Ship and shall be used for the purpose of assisting Borrower B in financing the Contract Price of Ship B on the Delivery Date;

(e)	Advance A Tranche B and Advance B shall be drawn down together on the same Drawdown Date;

(f)	any undrawn portion of the Total Commitments in respect of an Advance to occur, shall be automatically cancelled on the earlier of (i) the relevant Drawdown Date and (ii) 30 December 2016; and

(g)	the aggregate amount of the Advances shall not exceed the lesser of (i) the Total Commitments and (ii) 77 per cent. of the aggregate Initial Market Value of the Ships.

4.3	Notification to Lenders of receipt of a Drawdown Notice

The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance to which that Drawdown Notice relates and the relevant Drawdown Date; and

(b)	the amount of that Lender’s participation in that Advance.

4.4	Drawdown Notice irrevocable

Each Drawdown Notice must be duly signed by a director or officer or authorised signatory of each Borrower; and once served, it cannot be revoked without the prior consent of the Agent, acting on the authority of the Lenders.

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender on that Drawdown Date under Clause 2.2.

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4.6	Disbursement of Advance

Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the relevant Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Advance to third party

The payment by the Agent under Clause 4.6 shall constitute the making of the Advance and the Borrowers shall at that time become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender’s Contribution.

5	Interest

5.1	Payment of normal interest

Subject to the provisions of this Agreement, the rate of interest on the Loan shall be 11 per cent. per annum.

5.2	Payment of accrued interest

Interest on the unpaid principal balance of each Advance shall accrue in the case of Advance A Tranche A from the first Drawdown Date and in the case of the Advance A Tranche B and Advance B from the second Drawdown Date and shall be due and payable quarterly in arrears commencing 3 months from the second Drawdown Date and quarterly thereafter until the Loan and all interest on and principal of the Loan shall have been paid in full.

6	Intentionally omitted

7	Default Interest

7.1	Payment of default interest on overdue amounts

The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate of 2.50 per cent. per annum (for the avoidance of doubt, such rate being above the rate of interest referred to in Clause 5.1).

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7.3	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.4	Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8	Repayment and Prepayment

8.1	Amount of repayment instalments

The Borrower shall repay each Advance in such amounts as specified in Schedule 5 (depending on whether the extension options pursuant to Clause 8.12 have been exercised),

Provided that if the amount of an Advance drawn down hereunder is less than $16,000,000, the repayment instalments of such Advance specified in Schedule 5 shall be reduced by an amount in aggregate equal to the undrawn amount.

8.2	Repayment Dates

The Borrower shall repay each repayment instalment in respect of each Advance on the dates specified in Schedule 5 (depending on whether the extension options pursuant to Clause 8.12 have been exercised).

8.3	Final Repayment Date

On the Termination Date the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document (including, without limitation, the back-end interest referred to in Clause 20.1(b) and specified in Schedule 6).

8.4	Voluntary prepayment

Subject to the following conditions, the Borrowers may prepay the whole or any part of an Advance or the Loan at any time.

8.5	Conditions for voluntary prepayment

The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment in respect of the Loan shall be in an amount equal to $500,000 or a multiple thereof;

(b)	the Agent has received from the Borrowers at least 10 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)	the Borrowers have provided evidence satisfactory to the Agent that any consent required by the Borrowers or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrowers or any Security Party has been complied with; and

(d)	the Borrowers have paid any prepayment interest fee referred to in Clause 20.1(d) (if applicable);

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8.6	Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c).

8.8	Mandatory prepayment

The Borrowers shall be obliged to prepay the Relevant Amount:

(a)	if a Ship is sold on or before the date on which the sale is completed by delivery of the Ship to the buyer;

(b)	if a Ship becomes a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

In this Clause 8.8:

“Relevant Amount” means an amount equal to the greater of:

(1)	the Advance relating to that Ship; and

(2)	an amount which after the application of the prepayment to be made pursuant to Clause 8.10(b) results in the Security Cover Ratio being 112.5 per cent..

8.9	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clauses 20 or 21 or otherwise) but without any premium or penalty (other than any specified in Clause 20) .

8.10	Application of partial prepayment

Each partial prepayment shall be applied:

(a)	if made pursuant to Clause 8.4, pro rata against the outstanding repayment instalments of that Advance or, if an Advance is not selected, pro rata against the outstanding repayment instalments of each Advance;

(b)	if made pursuant to Clause 8.8, first against the Advance used to finance, or as the case may be, re- finance the Ship which has been sold or become a Total Loss and any balance against the other Advance pro rata against the outstanding repayment instalments of that Advance; and

(c)	if made pursuant to Clause 15.2 pro rata against the outstanding repayment instalments of each Advance.

8.11	No reborrowing

No amount prepaid or repaid may be reborrowed.

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8.12	Extension of facility

(a)	The Borrowers may request to the Agent in writing that the facility provided pursuant to this Agreement is extended with effect on, and for a period of 1 year from, the then existing Termination Date Provided that the facility may only be extended twice so that the Termination Date shall never extend beyond the date falling on the fifth anniversary of the final Drawdown Date. The Borrowers’ request in respect of any such extension shall be irrevocable and shall be made in writing no later than 1 month prior to the then existing Termination Date. The Agent shall confirm in writing no later than 15 Business Days prior to the then existing Termination Date whether the conditions regarding the extension of the facility referred to in paragraph (b) below have been satisfied. Following the Lender’s confirmation from the Lender regarding the conditions referred to in paragraph (b) below, the facility shall on the then existing Termination Date be extended for a further year and the Termination Date shall thereupon become the date falling 1 year after such date;

(b)	The conditions referred to in paragraph (a) above are that any such extension shall be subject to:

(i)	no Event of Default having occurred;

(ii)	the Security Cover Ratio being at least 135 per cent.; and

(iii)	the Borrowers having complied with their payment obligation under Clause 20.1(c) at the time of service of the written notice to the Agent requesting the extension.

9	Conditions Precedent

9.1	Documents, fees and no default

Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the date of this Agreement, the Agent receives:

(i)	the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(ii)	payment of any expenses payable pursuant to Clause 20.2 which are due and payable on the date of this Agreement;

(b)	that, on or before a Drawdown Date, the Agent receives:

(i)	the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(ii)	in the case of the second Drawdown Date only, payment of that part of the origination fee and prepaid interest which is due and payable on that Drawdown Date pursuant to Clause 20.1(a)(ii);

(iii)	payment of any expenses payable pursuant to Clause 20.2 which are due and payable on that Drawdown Date; and

(c)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the relevant Advance;

(ii)	the representations and warranties in Clause 10 and those of either Borrower and any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

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(iii)	there is no event or series of events which, in the opinion of the Lenders, is likely to have a material adverse effect on:

(A)	the business, property, assets, liabilities, operations or condition (financial or otherwise) of a Borrower;

(B)	the ability of a Borrower to (i) comply with or perform any of its obligations or (ii) discharge any of its liabilities, under any Finance Document as they fall due; or

(C)	the validity, legality or enforceability of any Finance Document;

9.2	Waiver of conditions precedent

If the Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the relevant Drawdown Date (or such longer period as the Agent may, with the authorisation of the Lenders, specify).

10	Representations and Warranties

10.1	General

Each Borrower represents and warrants (which representations and warranties shall survive the execution of this Agreement and shall be deemed repeated on each Drawdown Date and throughout the Security Period with respect to the facts and circumstances then existing) to each Creditor Party as follows.

10.2	Status

Each Borrower is duly incorporated, validly existing and in good standing under the laws of the Republic of Liberia.

10.3	Share capital and ownership

Each Borrower has an authorised share capital of 500 registered and/or bearer shares, each fully paid and of no par value, and the direct legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Shareholder.

10.4	Corporate power

Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the MOA to which it is a party, to purchase and pay for the relevant Ship under the MOA and register the relevant Ship in its name under an Approved Flag;

(b)	to execute the Finance Documents which that Borrower is a party; and

(c)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party.

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10.5	Consents in force

All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests

The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower’s legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests

Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which a Borrower is a party:

(a)	each Borrower which is a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset of the Borrower to which any such Security Interest, by its terms, relates.

10.8	No conflicts

The execution by each Borrower and each Security Party of each Finance Document and each MOA to which it is a party, and the borrowing by that Borrower (together with the other Borrower) of the Loan, and its compliance with each Finance Document and each MOA to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation of any Pertinent Jurisdiction or, to its knowledge, of any other jurisdiction; or

(b)	the constitutional documents of that Borrower; or

(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets.

10.9	No withholding taxes

All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default

No Event of Default or Potential Event of Default has occurred.

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10.11	Information

All information which has been provided in writing by or on behalf of the Borrowers in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts and financial statements which have been so provided satisfied the requirements of Clause 11.7 and are true, correct and not misleading and present fairly and accurately the financial position of the Borrowers; and there has been no material adverse change in the financial position or state of affairs of either Borrower.

10.12	No litigation

No legal or administrative action involving either Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to a Borrower’s knowledge, is likely to be commenced or taken.

10.13	Validity and completeness of MOAs

Each MOA constitutes valid, binding and enforceable obligations of the parties thereto in accordance with its terms and:

(a)	each of the copies of that MOA delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)	no amendments or additions to that MOA have been agreed nor has the Borrower which is the party thereto or the charterer or the Seller (as the case may be) which is a party to that MOA, waived any of their respective rights thereunder.

10.14	Compliance with certain undertakings

At the date of this Agreement, the Borrowers are in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.

10.15	No rebates etc.

There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to either Borrower, the Seller or a third party in connection with the purchase by each Borrower of the Ship to be owned by it, other than as disclosed to the Agent in writing on or prior to the date of this Agreement.

10.16	Taxes paid

Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship owned by it.

10.17	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Approved Manager and the Ships have been complied with.

10.18	Sanctions

(a)	Neither the Borrower nor a Security Party:

(i)	is a Prohibited Person;

(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(iii)	owns or controls a Prohibited Person; or

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(iv)	has a Prohibited Person serving as a director, officer or, to the best of its knowledge, employee.

(b)	No proceeds of any Advance or the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

10.19	No money laundering; anti-bribery.

Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms  (i) that it is acting for its own account;  (ii) that the Borrower will use the proceeds of each Advance for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; (iii) that no Security Party nor any of their respective subsidiaries, directors, or officers, or, to the best of the Borrower’s knowledge, any affiliate, agent or employee thereof or any subsidiary of the Approved Manager, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction and the Borrower has instituted and maintains policies and procedures designated to prevent violation of such laws regulations and rules; and (iv) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council, or comparable United States federal and state laws, including without limitation the PATRIOT Act and the United States Bank Secrecy Act of 1970).

10.20	No immunity

No Borrower nor any of its assets is entitled to immunity on grounds of sovereignty or otherwise from any legal action or proceeding (including, without limitation, suit, attachment prior to judgement, execution or other enforcement).

10.21	Pari passu ranking

The obligations of each Borrower under the Finance Documents to which it is a party are direct, general and unconditional obligations and rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to companies generally.

11	General Undertakings

11.1	General

Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Lenders, otherwise permit.

11.2	Title; negative pledge

Each Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in that Ship, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests;

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset of the Borrower, present or future; and

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(c)	procure that any party who may have a claim against either Borrower and/or a Ship and/or any of the Assigned Property (as such term is defined in the relevant General Assignment) fully subordinates (in a manner acceptable to the Agent) its rights in respect of its claim against that Borrower and/or that Ship and/or any of the Assigned Property to those of the Creditor Parties under the Finance Documents.

11.3	No disposal of assets

No Borrower will transfer, lease or otherwise dispose of (without the Lenders’ prior written consent):

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of a Ship as to which Clause 14.3 applies.

11.4	No other liabilities or obligations to be incurred

Neither Borrower will incur any liability or obligation (including, without limitation, any Financial Indebtedness or any obligations under a guarantee) except:

(a)	liabilities and obligations under the Finance Documents and the MOA to which it is or, as the case may be, will be a party;

(b)	liabilities and obligations under the Junior Finance Documents to which it is a party; and

(c)	liabilities or obligations reasonably incurred in the normal course of its business of trading, operating and chartering, maintaining and repairing the Ship owned by it (including, without limitation, any shareholder loan subject to the relevant Borrower ensuring, on or prior to the date of the first advance of that loan, that the rights of the shareholder (direct or indirect) which is the provider of that loan are fully subordinated to the rights of the Creditor Parties under the Finance Documents in writing and upon such terms and conditions as shall be required by the Agent (acting on the instructions of the Lenders).

11.5	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements

Each Borrower will send or procure that there are sent to the Agent:

(a)	as soon as possible, but in no event later than 120 days after the end of each financial year of that Borrower, the individual audited annual financial statements of that Borrower for that financial year (commencing with the financial statements for the financial year ending on 31 December 2017); and

(b)	as soon as possible, but in no event later than 90 days after the end of each financial quarter in each financial year of that Borrower the quarterly individual unaudited financial statements in respect of that Borrower for that financial quarter (commencing with the financial statements for the financial quarter ending on 31 March 2017), duly certified as to their correctness by a director of that Borrower; and

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(c)	promptly after each request by the Agent, such further financial or other information in respect of that Borrower, each Ship and the Security Parties.

11.7	Form of financial statements

All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with GAAP;

(b)	give a true and fair view of the state of affairs of each Borrower at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of each Borrower.

11.8	Shareholder and creditor notices

Each Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to that Borrower’s Shareholder or creditors or any class of them.

11.9	Consents

Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for that Borrower to perform its obligations under any Finance Document and/or the MOA to which it is or, as the case may be, will be a party;

(b)	for the validity or enforceability of any Finance Document and/or the MOA to which it is or, as the case may be, will be a party; and

(c)	for that Borrower to continue to own and operate the Ship owned by it,

and that Borrower will comply with the terms of all such consents.

11.10	Maintenance of Security Interests

Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation

Each Borrower will provide the Agent with details of any legal or administrative action involving that Borrower, the Ship owned by it, the Earnings or the Insurances in respect of that Ship, any Security Party, the Approved Manager, as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted.

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11.12	No amendment to any MOA

No Borrower will agree to any amendment or supplement to, or waive or fail to enforce, the MOA to which it is a party or any of its provisions, without Lenders’ consent, such consent not to be unreasonably withheld.

11.13	Principal place of business

Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 28.2(a); and no Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in the United States of America and/or the United Kingdom.

11.14	Confirmation of no default

Each Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of that Borrower and which:

(a)	states that no Event of Default has occurred; or

(b)	states that no Event of Default has occurred, except for a specified event or matter, of which all material details are given.

11.15	Notification of default

Each Borrower will notify the Agent as soon as that Borrower becomes aware of the occurrence of an Event of Default and will keep the Agent fully up-to-date with all developments.

11.16	Provision of further information

Each Borrower will, as soon as practicable after receiving the request ( and, in the case of paragraph (b) such request to be made only following the occurrence of an Event of Default or Potential Event of Default) provide the Agent with any additional financial or other information relating:

(a)	to the Shareholder, that Borrower, its Ship, the Earnings or the Insurances; or

(b)	Seanergy; or

(c)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.17	Provision of copies and translation of documents

Each Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrowers will provide a certified English translation prepared by a translator approved by the Agent.

11.18	“Know your customer” checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

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(b)	any change in the status of either Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.19	Sanctions

(a)	Each Borrower shall ensure that no part of the proceeds of the Loan or other transactions contemplated by this Agreement or any other Finance Document shall, directly or, to the best of its knowledge (after careful inquiry), indirectly, be used or otherwise made available:

(i)	to fund any trade, business or other activity involving any Prohibited Person;

(ii)	for the direct or indirect benefit of any Prohibited Person; or

(iii)	in any other manner that would reasonably be expected to result in either Borrower or a Security Party in breach of any Sanctions (if and to the extent applicable to any of them) or becoming a Prohibited Person.

(b)	No Borrower shall repay (or permit the repayment of) any Secured Liabilities from funds sourced from a Prohibited Person or from proceeds directly or indirectly for the benefit of, or from any proceeds of any business directly or, to the best of its knowledge (after careful inquiry), indirectly with, any Prohibited Person.

11.20	Accounts

Each Borrower shall within 90 days from the date of this Agreement:

(a)	close any account currently held with Alpha Bank S.A. of Greece;

(b)	open an Earnings Account with the Account Bank; and

(c)	execute an Account Pledge in respect of that Account.

12	Corporate Undertakings

12.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Lenders, otherwise permit in writing.

12.2	Maintenance of status

Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of Liberia.

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12.3	Negative undertakings

No Borrower will:

(a)	carry on any business other than the ownership, chartering and operation of the Ship owned by it; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital Provided that a Borrower may pay dividends if at the relevant time:

(i)	no Event of Default or Potential Event of Default has occurred or will occur as a result of such payment; and

(ii)	that Borrower maintains (prior to, and after, such payment) a credit balance in its Earnings Account which, when aggregated with the Minimum Liquidity Amount maintained by that Borrower in accordance with Clause 18.3, is not less than $1,000,000;

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length;

(d)	open or maintain any account with any bank or financial institution except (i) the Earnings Account and the Drydocking Reserve Account with the Account Bank, (ii) accounts with the Agent and the Security Trustee for the purposes of the Finance Documents and (iii) any account already disclosed to, and accepted by, the Lenders;

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(f)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative;

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation; or

(h)	incur any Financial Indebtedness, other than in the ordinary course of owning and operating the Ship or as otherwise contemplated pursuant to this Agreement, the other Finance Documents and the Junior Finance Documents.

13	Insurance

13.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Lenders, otherwise permit.

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13.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Security Trustee considers (acting on the instructions of the Lenders), having regard to practices and other circumstances prevailing at the relevant time, it would, in the opinion of the Security Trustee, be reasonable for the Borrower to insure and which are specified by the Security Trustee by notice to that Borrower.

13.3	Terms of obligatory insurances

Each Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, on an agreed value basis in an amount at least the greater of (i) an amount which, when aggregated with the amount for which the other Mortgaged Ship is insured, equals 120 per cent. of the Loan and (ii) the Market Value of the Ship owned by it; and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of that Ship;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3, each Borrower shall, and shall procure that, the obligatory insurances shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

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and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances effected by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if that Borrower fails to do so.

13.5	Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 15 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lenders’ approval to the matters referred to in paragraph (i);

(b)	at least 10 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lenders’ approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all cover notes and policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

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(d)	they will notify the Security Trustee, not less than 10 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry; letters of undertaking

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Borrower is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee;

(c)	where required to be issued under the terms of insurance/indemnity provided by that Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Borrower in accordance with the requirements of such protections and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances

Neither Borrower shall do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular it shall:

(a)	take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

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(b)	not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)	make (and promptly supply copies to the Agent) of all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which that Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	not employ that Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances

Neither Borrower shall make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13	Settlement of claims

Each Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications

Each Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications (other than (unless specifically required by the Security Trustee) communications of an entirely routine nature) between the relevant Borrower and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information and further undertakings

In addition, each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

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(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 or dealing with or considering any matters relating to any such insurances, and that Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee’s interest and additional perils insurances

The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance and a mortgagee’s interest marine insurance in such amounts (not exceeding 110 per cent. of the Loan) , on such terms, through such insurers and generally in such manner as the Lenders may from time to time consider appropriate and the Borrowers shall upon demand fully indemnify the Creditor Parties in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17	Review of insurance requirements

The Security Trustee shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent (acting on the instructions of the Lenders), significant and capable of affecting the Borrowers, each Ship and its Insurances (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower owning that Ship may be subject) and the Borrowers shall upon demand fully indemnify the Agent in respect of all fees and other expenses incurred by or for the account of the Agent in appointing an independent marine insurance broker or adviser to conduct such review.

13.18	Modification of insurance requirements

The Security Trustee shall notify the Borrowers of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Security Trustee reasonably considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly.

13.19	Compliance with mortgagee’s instructions

The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Borrower owning that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.

14	Ship Covenants

14.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Lenders, may otherwise permit in writing ( such permission not to be unreasonably withheld in the case of Clause 14.13(b).

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14.2	Ship’s name and registration

Each Borrower shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of that Ship.

14.3	Repair and classification

Each Borrower shall, and shall procure that each Approved Manager shall, keep the Ship owned by that Borrower in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class free of overdue recommendations and conditions, with a classification society which is a member of IACS and acceptable to the Agent; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Classification society undertaking

Each Borrower shall instruct the classification society referred to in Clause 14.3 (and procure that the classification society undertakes with the Security Trustee) in relation to its Ship:

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records and any other related records held by the classification society in relation to the Ship owned by that Borrower;

(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from that Borrower or any person that that Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Borrower’s or that Ship’s membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:

(i)	to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if that Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

14.5	Modification

Neither Borrower shall make any modification or repairs to, or replacement of, its Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

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14.6	Removal of parts

Neither Borrower shall remove any material part of its Ship, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of that Borrower and subject to the security constituted by the relevant Mortgage Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.7	Surveys

Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

14.8	Inspection

Each Borrower shall, subject to 15 days’ prior notice from the Agent, permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship once in every calendar year, without interfering with the Ship’s operations, to inspect its condition or to satisfy themselves about proposed or executed repairs and the Borrower shall afford all proper facilities for, and bear the cost of, such inspections.

14.9	Prevention of and release from arrest

Each Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of that Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of that Ship, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of that Ship, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc.

Each Borrower shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws, Sanctions and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Borrower;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit that Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the Security Trustee has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

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14.11	Provision of information

Each Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of that Ship;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, either Approved Managers’ compliance and the compliance of that Ship with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter relating to that Ship, of any current charter guarantee and copies of that Borrower’s or that Approved Managers’ Document of Compliance, Safety Management Certificate and the ISSC.

14.12	Notification of certain events

Each Borrower shall immediately notify the Security Trustee by email, confirmed forthwith by letter immediately upon becoming aware of:-

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement, condition or overdue recommendation made by any insurer or classification society or by any competent authority which is not complied with within the time limits imposed by that insurer or classification society or authority;

(d)	any arrest or detention of that Ship, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of that Ship;

(f)	any Environmental Claim made against that Borrower or in connection with that Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Managers or otherwise in connection with that Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower’s, the Approved Managers’ or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc.

Neither Borrower shall (without the Lenders’ prior written consent), in relation to the Ship owned by it:

(a)	let the Ship on demise charter for any period;

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(b)	enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

(c)	enter into any charter in relation to that Ship under which more than, in the case of time charters, 2 and, in the case voyage charters, 4 months’ hire (or the equivalent) is payable in advance;

(d)	charter that Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(e)	appoint a manager of that Ship other than the Approved Managers or agree to any alteration to the terms of the Approved Managers’ appointment;

(f)	de-activate or lay up that Ship; or

(g)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $250,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

14.14	Notice of Mortgage

Each Borrower shall keep the Mortgage relative to its Ship registered against that Ship as a valid first preferred or, as the case may be, priority mortgage, carry on board that Ship a certified copy of that Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.

14.15	Sharing of Earnings

Neither Borrower shall enter into any agreement or arrangement for the sharing of any Earnings except for sharing of earnings between the Borrowers.

14.16	ISPS Code

Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for that Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

15	Security Cover

15.1	Minimum required security cover

Clause 15.2 applies if the Agent notifies the Borrowers that:

(a)	the aggregate of the Market Value of the Mortgaged Ships; plus

(b)	the aggregate Minimum Liquidity Amount standing to the credit of the Earnings Accounts (or such other Account blocked and pledged in favour of the Lenders) at the relevant time pursuant to Clause 18.3; plus

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(c)	the aggregate Cashflow Support Deposit (if any) standing to the credit of the Deposit Account at the relevant time pursuant to Clause 18.2; plus

(d)	the net realisable value of any additional security previously provided under this Clause 15,

is below an amount equal to 112.5 per cent. of the Loan.

15.2	Provision of additional security; prepayment

If the Agent serves a notice on the Borrowers under Clause 15.1, the Borrowers shall prepay such part at least of the Loan as will eliminate the shortfall on or before the date falling 1 month after the date on which the Agent’s notice is served under Clause 15.1 (the “Prepayment Date”) unless at least 1 Business Day before the Prepayment Date the Borrowers have provided, or ensured that a third party has provided, additional security which is acceptable to the Agent (acting on the instructions of the Lenders) and which, in the opinion of the Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Lenders, approve or require.

15.3	Valuation of Ships

the Market Value of a Mortgaged Ship at any date is that shown by a valuation prepared:

(a)	as at a date not more than 30 days previously;

(b)	by Messrs Arrow, Clarksons, Braemar ACM or SSY, each being a sale and purchase shipbroker which the Agent hereby agrees to appoint for such purpose or such other independent sale and purchase broker as the Agent may agree with the Borrowers;

(c)	with or without physical inspection of that Ship (as the Agent may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

15.4	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5	Valuations binding

Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Lenders make of any additional security which does not consist of or include a Security Interest.

15.6	Provision of information

The Borrowers shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or that shipbroker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which that shipbroker or the Lenders (or the expert appointed by them) consider prudent.

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15.7	Payment of valuation expenses

Without prejudice to the generality of the Borrowers’ obligations under Clauses 20.1, 20.3 and 21.3, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause (provided such fees don’t exceed an amount of $1,000 in aggregate per year in respect of both Ships) and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.8	Application of prepayment

Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2.

16	Payments and Calculations

16.1	Currency and method of payments

All payments to be made by the Lenders or by either Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by either Borrower to the Agent or any Lender, to the account of the Agent at WELLS FARGO BANK, NA, ABA# 121-000-248, SWIFT: WFBIUS6SFOR CREDIT TO CDO CLEARING, A/C 6355067033, FURTHER CREDIT TO: NORTHERN SHIPPING FUND III LP, A/C 84460800 or to such other account with such other bank as the Agent may from time to time notify to the Borrowers and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

16.2	Payment on non-Business Day

If any payment by either Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments

All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

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16.4	Distribution of payments to Creditor Parties

Subject to Clauses 16.5, 16.6 and 16.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, or the Security Trustee shall be made available by the Agent to that Lender, or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6	Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to either Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to that Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to a Borrower or a Lender, without first having received that sum, that Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt

Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.10	Agent’s memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

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16.11	Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by a Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	Application of Receipts

17.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (a)(ii) and (a)(iii) (including, but without limitation, all amounts payable by the Borrowers under Clauses 20, 21 and 22 of this Agreement or by the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document;

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents; and

(iii)	thirdly, in or towards satisfaction of the Loan;

(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its reasonable opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause 17;

(c)	THIRDLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

17.2	Variation of order of application

The Agent may, with the authorisation of the Lenders, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application

The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden

This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by either Borrower or any Security Party.

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18	Application of Earnings, Cashflow Support Deposit and Drydocking Reserve Account

18.1	Payment and application of Earnings

(a)	Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment to which it is a party):

(i)	it shall maintain the Earnings Accounts with the Account Bank; and

(ii)	all Earnings of the Ship owned by it are paid to the Earnings Account for that Ship.

(b)	Subject to the other provisions of this Agreement (including without limitation, Clauses 12.3 (b) and 18.3), all Earnings standing to the credit of the Earnings Accounts shall be freely available to the Borrower owning the relevant Ship until the occurrence of an Event of Default.

18.2	Cashflow Support Deposit

(a)	Each Borrower shall, on the second Drawdown Date, deposit in the Deposit Account an amount of $1,500,000 ($3,000,000 in total) as prepaid interest (as such amount may be reduced in accordance with the provisions of this Clause 18.2, the “Cashflow Support Deposit”). Provided that if the Borrowers have not (i) opened a Deposit Account in their joint names with the Account Bank and (ii) executed an Account Pledge in respect thereof (including serving a notice to the Account Bank and obtaining its acknowledgment in a form acceptable to the Agent) by the second Drawdown Date, each Borrower hereby authorises the Agent to deduct the Cashflow Support Deposit from the amount of Advance B and Advance A Tranche B equally and pay the same to the Deposit Account in the Lender’s name. Following the opening of the Deposit Account in the joint names of the Borrowers and the execution of the aforementioned Account Pledge, the Borrowers shall have the right to request the Agent to transfer the Cashflow Support Deposit standing to the credit of the Deposit Account in the name of the Agent to the Deposit Account in the joint names of the Borrowers.

(b)	Each Borrower hereby instructs the Agent (and the Agent hereby agrees) to make withdrawals from the Deposit Account in 8 equal quarterly instalments of $187,500 each (being $375,000 each in respect of both Borrowers/Advances), for application against the first 8 quarterly payments of interest in respect of the each Advance in accordance with Clause 5.1 Provided that, if at any time during the period the Cash Support Deposit (or part thereof) is standing to the credit of the Deposit Account:

(i)	a Ship enters into a time charterparty for a minimum period of 24 months from the second Drawdown Date at a daily charter hire rate of more than $15,000 and with a charterer acceptable to the Lenders in their absolute discretion; and

(ii)	the Borrower owning that Ship executes a specific assignment of such charter in favour of the Security Trustee in the Agreed Form,

the Lenders may agree to release 50 per cent. of the Cash Flow Deposit standing to the credit of the Deposit Account (or all of the Cash Flow Deposit if (i) and (ii) above apply in relation to both Ships) to the relevant Borrower (or both Borrowers as the case may be).

18.3	Minimum Liquidity

In addition to the Borrowers’ obligation in Clause 18.2, each Borrower undertakes with each Creditor Party to accumulate in its Earnings Account (or, if requested by the Lenders at any time, in such other Account blocked and pledged in favour of the Lenders) within 3 months from the Drawdown Date of the Advance relating to its Ship, and maintain throughout the Security Period, an amount (the “Minimum Liquidity Amount”) of at least $250,000 per Ship ($500,000 in total in the Earnings Accounts or any other Accounts requested by the Lenders).

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18.4	Drydocking Reserve Account

Each Borrower undertakes with each Creditor Party that, from 30 June 2018 and monthly thereafter, it shall deposit in its Drydocking Reserve Account an amount of $30,000 until the credit balance in its Drydocking Reserve Account reaches $1,000,000 ($2,000,000 on both Drydocking Reserve Accounts) and shall use such amount solely for the second special survey of its Ship in 2020 (inclusive of ballast water treatment system). Each Drydocking Reserve Account shall be pledged in favour of the Security Trustee pursuant to an Account Pledge Provided that if the ballast water treatment system requirement is deferred beyond the latest Termination Date (being 31 December 2021), each Borrower shall from 30 June 2018 and monthly thereafter, deposit in its Drydocking Reserve Account an amount of $19,500 until the credit balance in its Drydocking Reserve Account reaches $650,000 ($1,300,000 on both Drydocking Reserve Accounts) and shall use such amount solely for the second special survey of its Ship in 2020.

18.5	Location of Accounts

Each Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of its Account; and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) its Account.

18.6	Debits for fees, expenses etc.

The Agent shall be entitled (but not obliged) from time to time to debit the Deposit Account without prior notice in order to discharge any amount due and payable under Clauses 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clauses 20 or 21.

18.7	Borrowers’ obligations unaffected

The provisions of this Clause 18 (as distinct from a distribution effected under Clause 18.2) do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.

19	Events of Default

19.1	Events of Default

An Event of Default occurs if:

(a)	either Borrower or any Security Party fails to pay when due or (if so payable) on demand, any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 2.3, 9.2, 11.2, 11.3, 11.18, 12.2, 12.3(b), 12.3, 13.2, 15.2, 18.1 or 18.2; or

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(c)	any breach by:

(i)	either Borrower, any Security Party or either Approved Manager occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Lenders, is capable of remedy, and such default continues unremedied 10 days after written notice from the Agent requesting action to remedy the same, unless, in the case of a breach by either Approved Manager of its Manager’s Undertaking, that Approved Manager is replaced within such 10-day period by an Approved Manager acceptable to the Lenders in all respects; or

(ii)	the Junior Lender of any provision of the Intercreditor Deed; or

(iii)	Seanergy of any provision of the Subordination Undertaking;

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by either Borrower or any Security Party or either Approved Manager occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)) unless, in the case of a breach by either Approved Manager of its Manager’s Undertaking, that Approved Manager is replaced on the Agent’s demand by an Approved Manager acceptable to the Lenders in all respects; or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, a Borrower or a Security Party (or, in the case of the Intercreditor Deed, the Junior Lender) in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (which, in the case of Financial Indebtedness of Seanergy only, exceeds $5,000,000):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default (howsoever described); or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Lenders, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress or any form of freezing order in respect of a sum of, or sums aggregating $100,000 (or in the case of Seanergy, $5,000,000) or more or the equivalent in another currency; or

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(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than a Borrower or the Shareholder which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

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(xi)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Lenders is similar to any of the foregoing; or

(h)	either Borrower or any Security Party ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for either Borrower, the Shareholder or any other Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee, the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any official consent necessary to enable either Borrower to own, operate or charter its Ship or to enable either Borrower or any Security Party to comply with any provision which the Lenders consider material of a Finance Document or either MOA is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled;

(k)	either Borrower ceases to be a direct wholly owned subsidiary of the Shareholder;

(l)	it appears to the Lenders that, without their prior consent, a change has occurred or probably has occurred after the date of this Agreement in the direct or indirect legal or beneficial ownership of any of the shares in either Borrower or any Security Party or in the control of the voting rights attaching to any of those shares;

(m)	without the prior written consent of the Lenders, the Shareholder ceases to be a direct wholly owned subsidiary of Seanergy (such consent not to be unreasonably withheld if Seanergy retains more than 51 per cent of ownership or the issued shares in the Shareholder and /or the voting rights attached to such shares);

(n)	a Change of Ownership has occurred;

(o)	any provision which the Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(p)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(q)	an event of default (howsoever described) occurs under the Junior Agreement;

(r)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of either Borrower or any Security Party; or

(ii)	any accident or other event involving a Ship or another vessel owned, chartered or operated by a either Borrower or any Security Party, in the light of which the Lenders consider that there is a significant risk that either Borrower is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

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19.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or

(ii)	serve on the Borrowers a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (a)(ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments

On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

19.4	Acceleration of Loan

On the service of a notice under Clause 19.2(a)(ii), all or, as the case may be, part of the Loan specified in the notice together with, accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice

The Agent may serve notices under Clauses 19.2(a)(i) or 19.2(a)(ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide either Borrower or any Security Party with any form of claim or defence.

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19.7	Creditor Party’s rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to a Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons

In this Clause 19, a “Relevant Person” means a Borrower, Seanergy, the Shareholder and any other Security Party.

19.10	Interpretation

In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

20	Fees, other interest and Expenses

20.1	Origination fee, back-end interest and prepaid interest

The Borrowers shall pay to the Agent (or an affiliate of the Agent, if instructed to do so by the Agent) for distribution to the Lenders, where appropriate, in such manner as agreed between the Agent and the Lenders:

(a)	a non-refundable up-front payment of $480,000 representing 1.5 per cent. of the Total Commitments. The 1.5 per cent. payment is comprised of an origination fee of $80,000 or 0.25 per cent. and prepaid interest of $400,000 or 1.25 per cent. (for the avoidance of doubt such obligation shall be in addition to the Borrowers’ obligations under Clauses 5.1, 18.2, 20.1(b), 20.1(c) and 20.1(d). The non-refundable up-front payment shall be paid in two instalments as follows:

(i)	$160,000 on 9 November 2016 (being the date on which the Borrowers accepted the Agent’s offer letter) and the Agent hereby confirms receipt of this instalment on 16 November 2016; and

(ii)	$320,000 on the second Drawdown Date;

(b)	on the Termination Date or if an Advance is prepaid in full prior to such date, on the date on which such Advance is prepaid in full, a back-end interest in an amount equal to 1.75 per cent. of the Scheduled Outstanding Amount as per Schedule 6 on such date Provided that no back-end interest shall be payable if a Ship:

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(i)	is sold to a bona fide third party, with the Lenders’ consent, and the net sale proceeds are less than the Advance relative to that Ship outstanding at the time; or

(ii)	has become a Total Loss;

(c)	in the event that the facility is extended pursuant to Clause 8.12, on each date on which the Borrowers serve the notice to extend the facility in accordance with Clause 8.12, pay extension fee in an amount equal to 1.75 per cent. of the outstanding amount of the Loan as at the then existing Termination Date (calculated to take into account the scheduled repayment (if any) to be made following the service of the notice but prior to the existing Termination Date). For the avoidance of doubt such obligation shall be in addition to the Borrowers’ obligation under Clause 5.1; and

(d)	The Borrowers shall be obliged to pay a prepayment fee (the “Applicable Prepayment Fee”) on all amounts prepaid during the period commencing after the first Drawdown Date and ending on the date falling thirty–six months after the second Drawdown Date except prepayments made in the case of:

(i)	the sale of a Ship, to a bona fide third party, with the Lenders’ prior written consent where the net sale proceeds are less than the amount of the Advance relating to such Ship as outstanding at the relevant time; or

(ii)	a Ship becoming a Total Loss; or

(iii)	maintenance of the Security Coverage Ratio of Clause 15.1;

In this paragraph (d) “Applicable Prepayment Fee” means:

(i)	if a prepayment is made at any time prior to the twelfth month anniversary of the second Drawdown Date, a prepayment fee equal to 100% of the interest payments which would have been received until the end of the twelfth month from the second Drawdown Date; or

(ii)	if a prepayment is made at any time during the period commencing after the twelfth month anniversary of the second Drawdown date and ending thirty-sixth months from the second Drawdown Date, a prepayment fee in an amount equal to 2 per cent. of the amount prepaid,

Provided that there shall be excluded from the calculation of the Applicable Prepayment Fee (i.e. no prepayment fee shall be payable on) any prepayments up to a maximum cumulative amount of $3,000,000 made during the period commencing after the first Drawdown Date until the date falling on the second anniversary of the second Drawdown Date.

For the avoidance of doubt, the obligation of the Borrowers under this paragraph (d) to pay a prepayment fee shall be in addition to the Borrowers’ obligation to pay the back–end interest referred to in paragraph (b) above.

20.2	Costs of negotiation, preparation etc.

The Borrowers shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution, translation or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

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20.3	Costs of variations, amendments, enforcement etc.

The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Lenders or the Creditor Party concerned under or in connection with a Finance Document;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any insurance report provided under Clause 13.17;

(e)	any inspection conducted under 14.8;

(f)	any step taken by the Lender concerned with a view to the preservation, protection, exercise or enforcement of any rights or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (f) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes

The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

20.5	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	Indeminities

21.1	Indemnities regarding borrowing and repayment of Loan

The Borrowers shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the relevant Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on a Repayment Date or other relevant period;

(c)	any failure (for whatever reason) by the Borrowers (or either of them) to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7); and

(d)	the occurrence and/or continuance of an Event of Default or Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19 (including, without limitation, any costs, expenses or liabilities incurred by a Creditor Party in relation to any Insurances taken or arranged by that Creditor Party following the occurrence of an Event of Default in relation to port risks, crew liability insurance or any other type of insurance),

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and in respect of any tax (other than tax on its overall net income or a FATCA Deduction) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Intentionally omitted

21.3	Miscellaneous indemnities

The Borrowers shall fully indemnify each Creditor Party severally on their respective demands, without prejudice to any of their other rights under any of the Finance Documents, in respect of all claims, expenses, liabilities and losses which may be made or brought against or sustained or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)	investigating any event which the Creditor Party concerned reasonably believes constitutes an Event of Default;

(c)	acting or relying on any notice, request or instruction which the Creditor Party concerned reasonably believes to be genuine, correct and appropriately authorised; or

(d)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

21.4	Environmental and other indemnities

Without prejudice to its generality, Clauses 21.1 and 21.4 cover any claims, demands, proceedings, liabilities, taxes, losses, liabilities or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.5	Currency indemnity

If any sum due from a Borrower or any Security Party to a Creditor Party under a Finance Document or under any order, award or judgment relating to a Finance Document (a “Sum”) has to be converted from the currency in which the Finance Document provided for the Sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making, filing or lodging any claim or proof against a Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order, judgment or award from any court or other tribunal in relation to any litigation or arbitration proceedings; or

(c)	enforcing any such order, judgment or award,

the Borrowers shall as an independent obligation, indemnify the Creditor Party to whom that Sum is due against any cost, loss or liability arising when the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

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In this Clause 21.5, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the Sum to purchase the Contractual Currency with the Payment Currency.

Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

If any Creditor Party receives any Sum in a currency other than the Contractual Currency, the Borrowers shall indemnify in full the Creditor Party concerned against any cost, loss or liability arising directly or indirectly from any conversion of such Sum to the Contractual Currency.

This Clause 21.5 creates a separate liability of that Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.6	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7	Sums deemed due to a Lender

For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	No Set-off or Tax Deduction

22.1	No deductions

All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set off, counter-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.

22.2	Grossing-up for taxes

If, at any time, a Borrower is required by law, regulation or regulatory requirement to make a tax deduction from any payment due under a Finance Document:

(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that, after the making of such tax deduction, each Creditor Party receives on the due date for such payment (and retains free from any liability relating to the tax deduction) a net amount which is equal to the full amount which it would have received had no such tax deduction been required to be made; and

(c)	that Borrower shall pay the full amount of the tax required to be deducted to the appropriate taxation authority promptly in accordance with the relevant law, regulation or regulatory requirement, and in any event before any fine or penalty arises.

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22.3	Indemnity and evidence of payment of taxes

The Borrowers shall fully indemnify each Creditor Party on the Agent’s demand in respect of all claims, expenses, liabilities and losses incurred by any Creditor Party by reason of any failure of the Borrowers (or any of them) to make any tax deduction or by reason of any increased payment not being made on the due date for such payment in accordance with Clause 22.2. Within 30 days after making any tax deduction, the Borrowers or, as the case may be, the relevant Borrower shall deliver to the Agent any receipts, certificates or other documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Tax Credits

A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which a Borrower has made an increased payment under Clause 22.2 shall pay to that Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from that Borrower in respect of which that Borrower made the increased payment, provided that:

(a)	the Creditor Party has obtained and utilised that Tax Credit;

(b)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(c)	nothing in this Clause 22.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(d)	nothing in this Clause 22.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if that Borrower had not been required to make a tax deduction from a payment; and

any allocation or determination reasonably made by a Creditor Party under or in connection with this Clause 22.4 shall be conclusive and binding on that Borrower and the other Creditor Parties.

22.5	Exclusion of tax on overall net income

In this Clause 22 “tax deduction” means any deduction or withholding from any payment due under a Finance Document for or on account of any present or future tax except tax on a Creditor Party’s overall net income or a FATCA Deduction.

22.6	FATCA information

(a)	Subject to paragraph (c) below, each FATCA Relevant Party within ten (10) Business Days of a reasonable request by another FATCA Relevant Party shall:

(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(ii)	supply to the requesting party such other form or forms (including IRS Form W-8 or Form W-9 or any successor or substitute form, as applicable) and any other documentation and other information relating to its status under FATCA as the requesting party reasonably requests for the purpose of that party’s compliance with FATCA.

(b)	If a FATCA Relevant Party confirms to any other FATCA Relevant Party that it is a FATCA Exempt Party or provides an IRS Form W-8 or W-9 showing that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, or that the IRS form has ceased to be accurate or valid, that party shall so notify the other FATCA Relevant Party reasonably promptly or provide a revised IRS form, as applicable.

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(c)	Nothing in this Clause 22.6 shall obligate any FATCA Relevant Party to do anything which would or, in its reasonable opinion, might constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); Provided that nothing in this paragraph shall excuse any FATCA Relevant Party from providing a true complete and correct IRS Form W-8 or W-9 (or any successor or substitute form where applicable). Any information provided on such IRS Form W-8 or W-9 (or any successor or substitute forms) shall not be treated as confidential information of such party for purposes of this paragraph.

(d)	If a FATCA Relevant Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with the provisions of this Agreement or the provided information is insufficient under FATCA, then such party shall be treated as if it were a FATCA Non-Exempt Party until such time as the party in question provides sufficient confirmation, forms, documentation or other information to establish the relevant facts.

22.7	FATCA withholding

(a)	Each FATCA Relevant Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no FATCA Relevant Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each FATCA Relevant Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent, and the Agent shall notify the other Creditor Parties.

23	Illegality, etc

23.1	Illegality

This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to perform, maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or to fund or maintain the Loan.

23.2	Notification of illegality

The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment

On the Agent notifying the Borrowers under Clause 23.2, the Notifying Lender’s Commitment shall be immediately cancelled; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender’s Contribution in accordance with Clauses 8.10 and 8.11(a).

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24	intentionally left blank

25	Set-off

25.1	Application of credit balances

Each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of a Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from that Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of that Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender

For the purposes of this Clause 25, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest

This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of either Borrower.

26	Transfers and Changes in Lending Offices

26.1	Transfer by Borrower

No Borrower may assign or transfer any of its rights, liabilities or obligations under any Finance Document.

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26.2	Transfer by a Lender

Subject to Clause 26.4 and the proviso at the end of this Clause 26.2, a Lender (the “Transferor Lender”) may (at its cost) at any time, with the Borrowers’ prior written consent (such consent not to be unreasonably withheld or delayed) cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b); or

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, a bank or financial institution or a trust, or fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender,

Provided that neither Borrower’s consent shall be required if the Transferor Lender is an affiliate of a Lender at the time of transfer or if an Event of Default has occurred.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

26.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to each Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate

Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, either Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

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26.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which either Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of either Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of either Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

26.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

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26.10	Authorisation of Agent to sign Transfer Certificates

The Borrowers, the Security Trustee, each Lender irrevocably authorises the Agent to sign Transfer Certificates on its behalf. The Borrower and each Security Party irrevocably agrees to the transfer procedures set out in this Clause 26 and to the extent the cooperation of the Borrowers and/or any Security Party shall be required to effect any such transfer, the Borrowers and such Security Party shall take all necessary steps to afford such cooperation.

26.11	Sub-participation; subrogation assignment

A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, either Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.12	Disclosure of information

A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to either Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

26.13	Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

1.2	the date on which the Agent receives the notice; and

1.3	the date, if any, specified in the notice as the date on which the change will come into effect.

26.14	Notification

On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.15	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from either Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender to a federal reserve or central bank.

27	Variations and Waivers

27.1	Variations, waivers etc. by Lenders

Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Agent on behalf of the Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

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27.2	Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a reduction in the rate of interest referred to in Clause 5.1;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	an increase in any Lender’s Commitment;

(d)	a change to Clause 3 or this Clause 27;

(e)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(f)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

27.4	a provision of this Agreement or another Finance Document; or

(a)	an Event of Default; or

(b)	a breach by either Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(c)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	Notices

28.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, fax or email; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

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28.2	Addresses for communications

A notice by letter, fax or email shall be sent:

(a)	to the Borrowers: for the attention of:	16 Grigoriou Lambraki Street (Premiera Mall) Second Floor 16674 Glyfada, Athens Greece Fax No: +30 210 963 8404 Stamatis Tsantanis /Christos Sigalas snt@seangery.gr / csigalas@seanergy.gr

(b)	to a Lender: At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent:	One Stamford Landing 62 Southfield Avenue, Suite 212 Stamford, CT 06902 Attn: Sean Durkin Fax No: +1 (203) 487 3435 Email: sd@northernshippingfunds.com

(d)	to the Security Trustee:	One Stamford Landing 62 Southfield Avenue, Suite 212 Stamford, CT 06902 Attn: Sean Durkin Fax No: +1 (203) 487 3435 Email: sd@northernshippingfunds.com or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders and the Security Parties.

28.3	Effective date of notices

Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed; and

(c)	a notice which is sent by email shall be deemed to be served when the recipient acknowledges receipt.

28.4	Service outside business hours

However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices

Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

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28.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication

Any communication to be made between the Agent and a Creditor Party or any Security Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and, in the case of a communication to a Creditor Party, the relevant Creditor Party (or in the case of a communication to a Security Party, the relevant Security Party):

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender or a Security Party will be effective only when actually received in readable form and, in the case of any electronic communication made by a Creditor Party or a Security Party to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.8	English language

Any notice under or in connection with a Finance Document shall be in English.

28.9	Meaning of “notice”

In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	Joint and Several Liability

29.1	General

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 29.2, joint.

29.2	No impairment of a Borrower’s obligations

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrowers

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(b)	any Lender or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrower;

(c)	any Lender or the Security Trustee releasing the other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

29.3	Principal debtors

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and neither Borrower shall in any circumstances be construed to be a surety for the obligations of the other Borrower under this Agreement.

29.4	Subordination

Subject to Clause 29.5, during the Security Period, neither Borrower shall:

(a)	claim any amount which may be due to it from the other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from the other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of the other Borrower; or

(c)	set off such an amount against any sum due from it to the other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

29.5	Borrowers’ required action

If during the Security Period, the Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 29.4, in relation to the other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent’s notice.

30	Supplemental

30.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

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30.3	Counterparts

A Finance Document may be executed in any number of counterparts.

30.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

31	Law and Jurisdiction

31.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

31.2	Exclusive English jurisdiction

Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

31.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

No Borrower shall commence any proceedings in any country other than England in relation to a Dispute.

31.4	Process agent

Each Borrower irrevocably appoints Messrs. E.J.C Album Solicitors, presently of Landmark House, 190 Willifield Way, London, NW11 GY1, England (Attention of Mr. Eduard Album Fax +44 (0) 20 8457 5558, e-mail: ejca@mitgr.com) to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

31.5	Creditor Party rights unaffected

Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of “proceedings” and “Dispute”

In this Clause 31, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

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32	PATRIOT Act Notice

32.1	PATRIOT Act Notice

Each of the Creditor Parties hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act and the policies and practices of the Creditor Parties, each of the Creditor Parties is required to obtain, verify and record certain information and documentation that identifies the Borrowers, which information includes the name and address of each Borrower and such other information that will allow each of the Creditor Parties to identify the Borrowers in accordance with the PATRIOT Act.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

Lenders and Commitments

Lender	Lending Office	Commitment (US Dollars)
Northern Shipping Fund III LP	One Stamford Landing Suite 212 62 Southfield Avenue Stamford CT 06902, U.S.A. Attn: Sean Durkin Fax No: +1 (203) 487 3435 Email: sd@northernshippingfunds.com	32,000,000

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Schedule 2

Drawdown Notice

To:	Northern Shipping Fund III LP One Stamford Landing, Suite 212 62 Southfield Avenue Stamford CT 06902, U.S.A. Attention: Sean Durkin

[●] 2016

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated [●] 2016 and made between ourselves, as joint and several Borrowers, the Lenders referred to therein, and yourselves as Agent and as Security Trustee in connection with a secured term loan facility of up to $32,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:

(a)	[Advance A], [Advance B];

(b)	Amount of Advance: $[●];

(c)	Drawdown Date: [●];

(d)	Payment instructions : account in our name and numbered [●] with [●] of [●].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of that Advance.

4	This notice cannot be revoked without the prior consent of the Lenders.

[Name of Signatory]	[Name of Signatory]

for and on behalf of	for and on behalf of
LORD OCEAN NAVIGATION CO.	KNIGHT OCEAN NAVIGATION CO.

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Schedule 3

Condition Precedent Documents

Part A

The following are the documents referred to in Clause 9.1(a) required before the date of this Agreement.

1	A duly executed original of:

(a)	this Agreement;

(b)	the Shares Pledges;

(c)	the Agency and Trust Agreement;

(d)	the Intercreditor Deed; and

(e)	the Subordination Undertaking.

2	Copies of the certificate of incorporation and constitutional documents of each Borrower, the Shareholder and any other Security Party and any company registration documents in respect of either Borrower and any Security Party (including, without limitation, any corporate register excerpts) required by the Agent.

3	Copies of resolutions of the directors and shareholders of each Borrower, the Shareholder any other Security Party (other than the Approved Manager), the Junior Lender and Seanergy (in the case of Seanergy resolutions of the directors only) authorising the execution of each of the Finance Documents to which each is a party and, in the case of the Borrowers, authorising named representatives to give the Drawdown Notices and other notices under this Agreement and ratifying the execution of the relevant MOA.

4	The original of any power of attorney under which any Finance Document is executed on behalf of a Borrower, the Shareholder, any other Security Party (other than the Approved Manager), the Junior Lender and Seanergy.

5	Copies of all consents which either Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or the MOA to which is party.

6	Certified true copies of the MOAs duly executed by the parties thereto.

7	Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution by the parties of the MOAs and of all other documents to be executed by the parties thereto.

8	A survey report addressed to the Agent, stated to be for the purposes of this Agreement and dated not earlier than 30 days before the first Drawdown Date from an independent marine surveyor selected by the Agent in respect of the physical condition of the Ships.

9	Evidence satisfactory to the Agent of the ultimate majority beneficial owner(s) in the shares of the Borrower and the Shareholder.

10	Duly executed W-8 tax form.

11	Documentary evidence that the agent for service of process named in Clause 31 has accepted its appointment.

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12	Any documents required by the Agent in respect of each Borrower, the Shareholder and any other Security Party (and their respective shareholders) to satisfy the Lenders’ “know your customer” and money laundering requirements.

13	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Republic of Liberia, the Marshall Islands and such other relevant jurisdictions as the Agent may require.

14	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

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Part B

The following are the documents referred to in Clause 9.1(b) required before each Drawdown Date. In Part B of this Schedule 3, the following definitions have the following meanings:

(a)	“Relevant Borrower” means, in the case of Advance A, Borrower A and, in the case of Advance B, Borrower B; and

(b)	“Relevant Ship” means, in the case of Advance A, Ship A and, in the case of Advance B, Ship B.

1	A duly executed original of the Mortgage, the General Assignment (and of each document to be delivered by each of them), each in respect of the Relevant Ship and the Relevant Borrower.

2	Documentary evidence that:

(a)	the Relevant Ship has been unconditionally delivered by the Seller to, and accepted by, the relevant Borrower under the relevant MOA and the Contract Price payable under that MOA (in addition to the part to be financed by the relevant Advance) has been duly paid in full (together with a copy of each of the documents delivered by the relevant Seller to the Relevant Borrower under that MOA (including but not limited to, the bill of sale, the commercial invoice and the protocol of delivery and acceptance);

(b)	the Relevant Ship has been registered in the name of the Relevant Borrower under an Approved Flag;

(c)	the Relevant Ship is in the absolute and unencumbered ownership of the Relevant Borrower save as contemplated by the Finance Documents and the Junior Finance Documents;

(d)	the Relevant Ship maintains the highest class with a first class classification society which is a member of IACS and acceptable to the Agent as the Agent may approve free of all recommendations and conditions of such classification society;

(e)	the Mortgage relating to each Relevant Ship has been duly registered or recorded against that Ship as a valid first preferred or, as the case may be, priority mortgage in accordance with the laws of the Approved Flag State; and

(f)	the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	Documents establishing that each Relevant Ship will, as from the relevant Drawdown Date, be managed by the Approved Managers on terms acceptable to the Lenders, together with:

(a)	each Approved Manager’s Undertaking relative thereto;

(b)	copies of the Approved Managers’ Document of Compliance, that Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires); and

(c)	a copy of the ISSC in respect of the Relevant Ship.

4	For the purposes of the second Drawdown Date only, a valuation of each Ship addressed to the Agent and stated to be for the purposes of this Agreement prepared in accordance with Clause 15.3 dated not earlier than [30] days prior to the second Drawdown Date by an independent sale and purchase shipbroker selected by the Agent evidencing a Market Value acceptable to the Agent.

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5	For the purposes of the second Drawdown Date only, (i) evidence that the Borrowers have opened the Deposit Account with the Account Bank, (ii) a duly executed original of the Account Pledge relevant to the Deposit Account (and each document to be delivered pursuant thereto) and (iii) evidence that there is standing to the credit of the Deposit Account an amount of $3,000,000. For the avoidance of doubt, if this condition precedent is not satisfied, the relevant amount shall be deducted from the amount of the Advances and held in the Deposit Account in the name of the Agent in accordance with the provisions of Clause 18.3

6	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Relevant Ship as the Agent may require.

7	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Republic of Liberia and the Marshall Islands and such other relevant jurisdictions as the Agent may require.

8	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in paragraphs 3 and 4 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of a Borrower.

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Schedule 4

Transfer Certificate

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	Northern Shipping Fund III LP for itself and for and on behalf of each Borrower, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[●]

1	This Certificate relates to a Loan Agreement (the “Loan Agreement”) dated [●] 2016 and made between (1) Lord Ocean Navigation Co. and Knight Ocean Navigation Co. (together, the “Borrowers” and each a “Borrower”) as joint and several Borrowers, (2) the banks and financial institutions named therein as Lenders, (4) Northern Shipping Fund III LP as Agent and (6) Northern Shipping Fund III LP as Security Trustee for a loan facility of up to $32,000,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

“Relevant Parties” means the Agent, each Borrower, each Security Party, the Security Trustee and each Lender;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [●] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [●] per cent. of its Contribution, which percentage represents $[●].

5	By virtue of this Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●]] [from [●] per cent. of its Commitment, which percentage represents $[●]] and the Transferee acquires a Commitment of $[●].]

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

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8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any Lender in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	either Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrowers or any Security Party under the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

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[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself

as Agent and for every other Relevant Party

Northern Shipping Fund III LP

By:

Date:

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Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note: This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

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Schedule 5

Repayment Schedule Per Advance

	Number of months after the final Drawdown Date	Both extension options exercised	Only first extension option exercised	No extension option exercised
11 1	27	450,000	450,000	450,000
11 2	30	450,000	450,000	450,000
16 3	33	450,000	450,000	450,000
21 4	36	450,000	450,000	14,650,000
26 5	39	450,000	450,000
31 6	42	450,000	450,000
36 7	45	450,000	450,000
41 8	48	450,000	12,850,000
46 9	51	450,000
51 10	54	450,000
56 11	57	450,000
61 12	60	11,050,000

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Schedule 6

Back End Interest Calculation Schedule Per Vessel/Advance

Subject to Clause 20.1(b):

	Scheduled
Number of months after the final Drawdown Date	Outstanding		Back-end
	Amount (US$) (i) (ii)	Percentage	Interest (US$)
3	14,500,000	1.75%	253,750
6	14,500,000	1.75%	253,750
9	14,500,000	1.75%	253,750
12	14,500,000	1.75%	253,750
15	14,500,000	1.75%	253,750
18	14,500,000	1.75%	253,750
21	14,500,000	1.75%	253,750
24	14,500,000	1.75%	253,750
27	15,550,000	1.75%	272,125
30	15,100,000	1.75%	264,250
33	14,650,000	1.75%	256,375
36	14,200,000	1.75%	248,500
39	13,750,000	1.75%	240,625
42	13,300,000	1.75%	232,750
45	12,850,000	1.75%	224,875
48	12,400,000	1.75%	217,000
51	11,950,000	1.75%	209,125
54	11,500,000	1.75%	201,250
57	11,050,000	1.75%	193,375
60	10,600,000	1.75%	185,500

(i)	months 3- 24 are net of the Cash Flow Support Deposit of $1,500,000

(ii)	the amount outstanding to be reduced by any amount prepaid to cover the security cover shortfall and the back-end interest payable to be reduced accordingly

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Execution Pages

BORROWERS

SIGNED by Stamatios Tsantanis

for and on behalf of
LORD OCEAN NAVIGATION CO.
in the presence of:

/s/ Christos Sigalas
Christos Sigalas

SIGNED by Stamatios Tsantanis

for and on behalf of
KNIGHT OCEAN NAVIGATION CO.
in the presence of:

/s/ Christos Sigalas
Christos Sigalas

LENDERS

SIGNED by

for and on behalf of
NORTHERN SHIPPING FUND III LP
in the presence of:	) ) /s/ Stamatios Tsantanis ) ) ) ) /s/ Stamatios Tsantanis ) ) ) ) ) ) ) )

79

AGENT SIGNED by for and on behalf of NORTHERN SHIPPING FUND III LP in the presence of:	) ) ) ) )

SECURITY TRUSTEE SIGNED by for and on behalf of NORTHERN SHIPPING FUND III LP in the presence of:	) ) ) ) )

80